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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                    FORM 8-K


                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

       Date of Report (Date of earliest event reported): February 19, 2003


                      CORNERSTONE REALTY INCOME TRUST, INC.
             (Exact name of registrant as specified in its charter)

            Virginia                          001-12875                         54-1589139
(State or other jurisdiction of        (Commission File Number)       (I.R.S. Employer Identification
         incorporation) Number)

                 306 East Main Street, Richmond, VA                        23219
              (Address of principal executive offices)                   (Zip Code)


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ITEM 5.  Other Events

     On February 19, 2003, Merry Land Properties, Inc., a Georgia corporation ("Merry Land"), entered into an Agreement and Plan of Merger (the "Merger Agreement") with Cornerstone Realty Income Trust, Inc., a Virginia corporation ("Cornerstone"), and Cornerstone Merger Sub, Inc., a Georgia corporation and wholly-owned subsidiary of Cornerstone (the "Merger Subsidiary"), providing for the acquisition of Merry Land by Cornerstone pursuant to a merger of Merry Land with and into Merger Subsidiary (the "Merger"). Merger Subsidiary will survive the Merger as a wholly-owned subsidiary of Cornerstone. As a result of the Merger, each issued and outstanding share of Merry Land common stock, no par value, will be converted into the right to receive 1.818 shares of Cornerstone common stock, no par value (the "Common Shares") and 0.220 shares of Cornerstone Series B Convertible Preferred Stock, no par value (the "Series B Preferred Shares"). The Series B Preferred Shares will be voting shares but will not pay dividends until such shares are converted into Common Shares. The Series B Preferred Shares will convert into Common Shares in connection with the completion and stabilization of the Merritt at Whitemarsh Phase-I apartment project and certain other circumstances. Merry Land may terminate the Merger Agreement if the closing price per share of Cornerstone's common stock, as reported on the NYSE Composite Transactions reporting system as published in the Wall Street Journal, is below $6.50 per share for 10 or more days during any 30 consecutive trading days prior to closing.

     Simultaneous with the execution of the Merger Agreement, Merry Land entered into a Purchase and Sale Agreement (the "Purchase and Sale Agreement") with Merry Land & Investment Company, LLC, a Georgia limited liability company ("MRY3"), an entity formed by the existing management of Merry Land. The Purchase and Sale Agreement provides, among other things, that as a condition to the consummation of the Merger, Merry Land will sell to MRY3 certain non-apartment assets for an aggregate purchase price of approximately $7.4 million, including the assumption by MRY3 of approximately $1 million of mortgage indebtedness and the delivery to Merry Land of MRY3 promissory notes in the aggregate principal amount of approximately $6.4 million secured by the transferred real property (the "Asset Transaction").

     In connection with the signing of the Merger Agreement, Cornerstone and W. Tennent Houston, Michael N. Thompson and Dorrie E. Green, owners of an aggregate of 887,867 shares or approximately 32% of the outstanding shares of common stock of Merry Land, entered into separate principal shareholder agreements, dated as of February 19, 2003 (the "Shareholder Agreements") pursuant to which each of Messrs. Houston, Thompson and Green agreed, among other things, to vote their respective shares of Merry Land common stock in favor of the Merger and against competing acquisition proposals, in each case subject to and on the conditions set forth in the Shareholder Agreements. The Shareholder Agreements terminate in the event the Merger Agreement terminates.

     The consummation of the Merger is subject to various conditions, including approval by the shareholders of Merry Land, consummation of the Asset Transaction, receipt of required third party consents, expiration or termination of any applicable waiting period under United States antitrust law and other customary closing conditions. The foregoing summary description of the Merger Agreement, the Asset Transaction and the Shareholder Agreements does not purport to

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be complete and is qualified in its entirety by reference to the Merger
Agreement, the Purchase and Sale Agreement and the Shareholder Agreements filed herewith.

     On February 19, 2003, Merry Land and Cornerstone issued a joint press release announcing the execution of the Merger Agreement. A copy of the joint press release is attached as Exhibit 99.1 and incorporated herein by reference.

ITEM 7.  Financial Statements and Exhibits

C. Exhibits.

Exhibit
Number   Description
------   -----------

2.1 Agreement and Plan of Merger among Cornerstone Realty Income Trust, Inc., Cornerstone Merger Sub, Inc. and Merry Land Properties, Inc. dated February 19, 2003 (FILED HEREWITH)

2.2 Purchase and Sale Agreement dated February 19, 2003 by and among Merry Land Properties, Inc. and Merry Land & Investment Company, LLC (FILED HEREWITH)

4.1 Form of Articles of Amendment designating Series B Convertible Preferred Shares (FILED HEREWITH)

99.1     Press Release dated February 19, 2003 (FILED HEREWITH)

99.2 Shareholder Agreement dated as of February 19, 2003, made by and between Cornerstone Realty Income Trust, Inc. and Dorrie E. Green (FILED HEREWITH)

99.3 Shareholder Agreement dated as of February 19, 2003, made by and between Cornerstone Realty Income Trust, Inc. and W. Tennent Houston (FILED HEREWITH)

99.4 Shareholder Agreement dated as of February 19, 2003, made by and between Cornerstone Realty Income Trust, Inc. and Michael N. Thompson (FILED HEREWITH)


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                                   SIGNATURES

         Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                     Cornerstone Realty Income Trust, Inc.

                                     By:      /s/ Glade M. Knight
                                              ----------------------------------
                                              Glade M. Knight, President

                                     February 25, 2003